HUTCHINSON TECHNOLOGY NARROWS NET LOSS ON
15 PERCENT SEQUENTIAL GROWTH IN SHIPMENTS

Third Quarter Results Benefit from Improved Efficiency and Restructuring

HUTCHINSON, Minn., July 26, 2011 – Hutchinson Technology Incorporated (NASDAQ: HTCH) today reported a net loss of $10.9 million, or $0.47 per share, on net sales of $72.2 million for its fiscal third quarter ended June 26, 2011.  The results for the quarter included:

•	Accelerated depreciation of $2.4 million related to the company’s previously announced manufacturing consolidation and restructuring plan;

•	Non-cash interest expense of $1.7 million resulting from the accounting for convertible debt instruments; and

•	A $0.6 million reduction of previously estimated severance costs, partially offset by $0.3 million of other costs related to manufacturing consolidation.

Excluding these items, the company’s net loss for its fiscal 2011 third quarter totaled $7.2 million, or $0.31 per share.

In the preceding quarter, the company reported a net loss of $20.5 million, or $0.88 per share, on net sales of $63.3 million.  The preceding quarter’s net loss included severance costs of $6.7 million, a gain on debt extinguishment of $5.5 million, non-cash interest expense of $2.0 million and accelerated depreciation of $0.7 million.  Excluding these items, the company’s net loss in the fiscal 2011 second quarter totaled $16.5 million, or $0.71 per share.

Wayne M. Fortun, Hutchinson Technology’s president and chief executive officer, said the lower sequential quarter loss resulted from growth in volume and lower costs realized on improved production efficiency and the consolidation and restructuring of the company’s manufacturing operations.  “Our third quarter results demonstrate the progress we’re making toward being the industry’s lowest cost producer of suspension assemblies and strengthening our competitive position,” said Fortun. “Shipments to all of our customers increased in the third quarter compared with the preceding quarter.  We estimate we gained a modest amount of market share in all disk drive segments as a result of share shifts among our customers and improvements in our share positions on some existing programs.”

Compared with the preceding quarter, the company’s suspension assembly shipments increased 15 percent to 117.9 million.  Shipments of TSA+ suspension assemblies increased 11 percent sequentially to 60 million.  Average selling price in the fiscal 2011 third quarter was $0.59 compared with $0.60 in the preceding quarter.  The sequential quarter decline in average selling price was somewhat mitigated by favorable shifts in product mix as suspension assemblies for mobile and enterprise applications accounted for higher percentages of the quarter’s total shipments.

The company’s fiscal 2011 third quarter gross profit totaled $4.2 million, or 6 percent of sales, compared with a gross loss of $2.3 million in the preceding quarter.  The sequential quarter improvement in gross profit was primarily the result of increased volume and the lower costs previously mentioned. Third quarter gross profit was dampened by the previously mentioned accelerated depreciation of $2.4 million.

“We expect to realize additional cost savings as more of our volume shifts to TSA+ products, as output at our Thailand assembly operation grows and as we complete our consolidation and restructuring efforts,” said Rick Penn, president of the Disk Drive Components Division.  Penn added that the startup of the company’s photoetching processes at its Eau Claire site and the transition of TSA+ equipment from Hutchinson to Eau Claire under the company’s manufacturing consolidation plan are both on track.  The company’s Hutchinson site will continue to include its corporate headquarters, its center for research and development, the BioMeasurement Division and manufacturing of precision components for other markets.

Cash used by operations in the fiscal 2011 third quarter totaled $3.9 million, including $3.6 million of severance payments.  Capital expenditures for the quarter totaled $2.1 million.  Cash and investments at the end of the fiscal 2011 third quarter totaled $54.9 million, down from $61.7 million in the preceding quarter.

Subsequent to the end of its third quarter, the company issued $45.2 million of 8.50% Convertible Senior Notes, with a first put date of January 2015, and used $3.1 million in cash to complete an exchange offer for $46.0 million of its 3.25% Convertible Subordinated Notes.  “In the last six months, we’ve reduced the outstanding principal amount of our 3.25% Convertible Subordinated Notes, with a first put date of January 2013, from $197.5 million to $76.2 million,” said Dave Radloff, chief financial officer.

Regarding its outlook, the company expects fiscal 2011 fourth quarter suspension assembly shipments to increase 5 to 10 percent compared with the third quarter.  With respect to the estimated annualized cost savings of $50 million to $55 million resulting from its manufacturing consolidation and restructuring actions, the company said that it expects approximately 60 percent of the quarterly savings to be realized in its fourth quarter. The full benefit is expected to be realized by the start of its fiscal 2012 second quarter.

Hutchinson Technology to Host Conference Call

The company will conduct a conference call and webcast for investors beginning at 4:00 p.m. Central Time on Tuesday, July 26.  Individual investors and news media may participate in the conference call live via the webcast.  The webcast will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com.  Webcast participants will need to complete a brief registration form and should allow extra time before the webcast begins to register and, if necessary, download and install audio software.

About Hutchinson Technology

Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems.  The company’s Disk Drive Components Division is a key worldwide supplier of suspension assemblies for disk drives.  The company’s BioMeasurement Division is focused on bringing to the market new technologies and products that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements regarding demand for and shipments of the company’s products, production capability and costs, assembly operations in Thailand, product commercialization and adoption, cost savings, operating performance and financial results.  The company does not undertake to update its forward-looking statements.  These statements involve risks and uncertainties.  The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company’s ability to establish an assembly operation in Asia, changes in the company’s ability to reduce costs and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:	MEDIA CONTACT:
Chuck Ives	Connie Pautz
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823

(Financial statements follow)

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	June 26,	June 27,	June 26,	June 27,
	2011	2010	2011	2010

Net sales	$72,180	$77,293	$203,705	$273,163

Cost of sales	67,990	72,386	198,490	240,164

Gross profit	4,190	4,907	5,215	32,999

Research and development expenses	3,522	5,553	11,485	16,136

Selling, general and
administrative expenses	8,772	14,686	32,913	40,386

Severance and other expenses	(332)	-	6,393	-

Loss from operations	(7,772)	(15,332)	(45,576)	(23,523)

Interest expense	(3,562)	(3,865)	(11,011)	(12,224)

Interest Income	17	304	114	1,241

Gain on extinguishment of debt	-	-	5,467	6

Gain (loss) on short- and long-term
investments	118	37	978	(319)

Other income, net	263	437	1,657	1,257

Loss before income taxes	(10,936)	(18,419)	(48,371)	(33,562)

Provision (benefit) for income taxes	4	81	1	(1,692)

Net loss	$(10,940)	$(18,500)	$(48,372)	$(31,870)

Basic loss per share	$(0.47)	$(0.79)	$(2.07)	$(1.36)

Diluted loss per share	$(0.47)	$(0.79)	$(2.07)	$(1.36)

Weighted-average common
shares outstanding	23,379	23,362	23,375	23,360

Weighted-average common
and diluted shares outstanding	23,379	23,362	23,375	23,360

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets - Unaudited
(In thousands, except shares data)

	June 26,	September 26,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$53,313	$55,639
Short-term investments	1,612	48,899
Trade receivables, net	47,156	47,629
Other receivables	7,843	7,849
Inventories	55,496	53,568
Other current assets	1,901	2,353
Total current assets	167,321	215,937
Property, plant and equipment, net	228,918	258,233
Other assets	7,485	5,542
	$403,724	$479,712

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
Current maturities of long-term debt	$315	$1,280
Accounts payable	16,724	15,788
Accrued expenses	8,486	8,593
Accrued compensation	14,272	12,911
Total current liabilities	39,797	38,572
Long-term debt, less current maturities	42	271
Convertible subordinated notes	148,138	174,920
Other long-term liabilities	1,369	1,271
Shareholders' investment:
Common stock $.01 par value, 100,000,000 shares
authorized, 23,379,000 and 23,371,000
issued and outstanding	234	234
Additional paid-in capital	420,664	422,089
Accumulated other comprehensive income	373	876
Accumulated loss	(206,893)	(158,521)
Total shareholders' investment	214,378	264,678
	$403,724	$479,712

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows - Unaudited
(Dollars in thousands)

	Thirty-Nine Weeks Ended
	June 26,	June 27,
	2011	2010
Operating activities:
Net loss	$(48,372)	$(31,870)
Adjustments to reconcile net loss to
cash (used for) provided by operating activities:
Depreciation and amortization	37,658	41,457
Stock-based compensation	1,946	3,039
Non-cash interest expense	5,891	6,290
(Gain) loss on short- and long-term investments	(978)	319
Impairment of assets	-	2,294
Loss on disposal of assets	788	11
Severance and other expenses	2,420	-
Gain on extinguishment of debt	(5,467)	(6)
Changes in operating assets and liabilities	(1,811)	12,696
Cash (used for) provided by operating activities	(7,925)	34,230

Investing activities:
Capital expenditures	(9,542)	(22,690)
Purchases of marketable securities	(12,412)	(71,739)
Sales / maturities of marketable securities	60,468	75,811
Cash provided by (used for) investing activities	38,514	(18,618)

Financing activities:
Repayment of long-term debt	(31,194)	(68,434)
Debt issuance costs	(1,721)	-
Net proceeds from issuance of common stock	-	27
Cash used for financing activities	(32,915)	(68,407)

Net decrease in cash and cash equivalents	(2,326)	(52,795)

Cash and cash equivalents at beginning of period	55,639	106,391

Cash and cash equivalents at end of period	$53,313	$53,596

Hutchinson Technology Incorporated
Earnings Per Share Calculation - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	June 26,	June 27,	June 26,	June 27,
	2011	2010	2011	2010

Net loss (A)	$(10,940)	$(18,500)	$(48,372)	$(31,870)
Plus: interest expense on convertible
subordinated notes	-	-	-	-
Less: additional profit sharing expense and
income tax provision	-	-	-	-
Net loss available to common shareholders (B)	$(10,940)	$(18,500)	$(48,372)	$(31,870)

Weighted average common shares outstanding (C)	23,379	23,362	23,375	23,360
Dilutive potential common shares	-	-	-	-
Weighted average common and diluted shares
outstanding (D)	23,379	23,362	23,375	23,360

Basic loss per share [(A)/(C)]	$(0.47)	$(0.79)	$(2.07)	$(1.36)
Diluted loss per share [(B)/(D)]	$(0.47)	$(0.79)	$(2.07)	$(1.36)

Hutchinson Technology Incorporated
Reconciliation of Non-GAAP to GAAP Financial Measures - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	June 26,	March 27,	June 27,
	2011	2011	2010

Net loss - GAAP	$(10,940)	$(20,482)	$(18,500)
Add severance and other expenses	-	6,725	-
Subtract severance and other expenses	(332)	-	-
Subtract gain on extinguishment of debt	-	(5,467)	-
Add asset impairment charge	-	-	2,294
Add accelerated depreciation	2,376	724	-
Add non-cash interest expenses	1,668	1,985	2,119
Net loss - Adjusted	$(7,228)	$(16,515)	$(14,087)

Net loss per common share – GAAP:

Basic loss per share	$(0.47)	$(0.88)	$(0.79)
Diluted loss per share	$(0.47)	$(0.88)	$(0.79)

Net loss per common share – Adjusted:

Basic loss per share	$(0.31)	$(0.71)	$(0.60)
Diluted loss per share	$(0.31)	$(0.71)	$(0.60)

Weighted average common and common equivalent shares outstanding:

Basic	23,379	23,375	23,362
Diluted	23,379	23,375	23,362

Net income per common share basic and diluted, is calculated by dividing net income by weighted average common and common equivalent shares outstanding basic and diluted, respectively.